EXHIBIT 10.4

REVOLVING CREDIT AND TERM LOAN AGREEMENT

REVOLVING CREDIT AND TERM LOAN AGREEMENT dated as of February 1, 2001, between BURLINGTON COAT FACTORY WAREHOUSE CORPORATION, a Delaware corporation, and BURLINGTON COAT FACTORY WAREHOUSE OF NEW JERSEY, INC., a New Jersey corporation, (collectively referred to herein as the "Borrower") and NATIONAL CITY BANK (the "Bank"). Borrower jointly and severally agrees with Bank as follows:

Article I--DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms.

As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

"Agreement" means this Revolving Credit and Term Loan Agreement, as amended, supplemented, or modified from time to time.

"Business Day" means any day (other than any Saturday, Sunday or legal holiday) on which Bank's banking office is open to the public for carrying on substantially all of its banking functions;. and, if the applicable day relates to a LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

"Capitalization" means the amount equal to Net Worth plus Long-Term Liabilities.

"Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

"Commitment" means the Bank's obligation to make Loans to the Borrower pursuant to Section 2.01 in the amount referred to therein and subject to reduction as set forth in Section 2.02.

"Commitment Termination Date" means February 1, 2004, or such other later date on which the Commitment is to terminate as a result of this date being extended pursuant to Section 2.01 hereof.

"Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

"Confidential Information" means all information received by Bank from Borrower and its Subsidiaries in connection with this Agreement, but shall not include: (1) information publicly available by means other than wrongful disclosure or lawfully obtained from third parties without any confidentiality obligations; (2) information which is required by law or by a government agency to be disclosed by a Person, provided that such Person immediately notifies the other Person of the requirements for such disclosure and reasonably cooperates in the other Person's attempts to obtain a protective order with regard to such information; or (3) information provided to the Person with the intention that it be published, disseminated, released or distributed by such Person to the public.

"Consolidated" refers to the consolidation of the accounts of Borrower and Subsidiaries in accordance with GAAP, including principles of consolidation, applied in a manner consistent with the application of such principles in the preparation of the audited financial statements required under Section 5.08(2) hereof.

"Cost of Funds" means, with respect to a Fixed Rate Loan, the rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) determined by Bank by dividing (a) the rate per annum as determined by Bank, in its sole discretion, three (3) Business Days prior to the first day of the Interest Period for that Fixed Rate Loan, and then quoted by Bank to Borrower as Bank's so-called "cost of funds" for loans in an amount similar to that Fixed Rate Loan which rate shall be the same "cost of funds" quoted to other customers of Bank for obligations of similar amount, maturity, loan structure to the Loans evidenced by this Agreement; by (b) the difference of one (1) less the Cost of Funds Reserve Percentage;

"Cost of Funds Reserve Percentage" means the percentage (expressed as a decimal) which Bank determines to be the maximum (but in any case less than 1.00) reserve requirement (including, without limitation, any emergency, marginal, special, or supplemental reserve requirement) prescribed for domestic nonpersonal time deposits (or any other category of liabilities by reference to which the interest rate applicable to Long Term Cost of Funds Units is determined) under Regulation D (as amended from time to time) of the Board of Governors of the Federal Reserve System or under any successor regulation which Bank determines to be applicable, with each change in such maximum reserve requirement automatically, immediately, and without notice changing the interest rate thereafter applicable hereunder, it being agreed that Long Term Cost of Funds Units shall be deemed to be subject to such reserve requirements without the benefit of any credit for proration, exceptions, or offsets;

"Current Assets" means all assets of Borrower on a Consolidated basis that, in accordance with GAAP, would be classified as current assets of Borrower on a Consolidated basis.

"Current Liabilities" means all liabilities of Borrower on a Consolidated basis that, in accordance with GAAP, would be classified as current liabilities of Borrower on a Consolidated basis, whether or not the same would be characterized as a short term obligation for accounting purposes.

"Current Portion of Long Term Liabilities" means that portion of Long Term Liabilities which is payable within the next twelve (12) months of the date in question.

"Debt" means all liabilities of Borrower on a Consolidated basis.

"Default" means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Dollars" and the sign "$" mean lawful money of the United States of America.

"EBITDA" means, with respect to any period, the Consolidated net income for that period, plus Consolidated interest expense for that period, plus Consolidated federal, state, and local income taxes, if any, for that period, plus Consolidated depreciation and amortization charges for that period.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

"Event of Default" means any of the events specified in Section 8.01, provided that any requirement for the giving notice, the lapse of time, or both, or any other condition, has been satisfied.

"Expiration Date" the date on which the final installment under the Term Loan is due.

"Fixed Rate Loan" means any Loan when and to the extent that the interest rate thereof is determined by reference to Cost of Funds.

"Funded Debt" means any Debt for the payment of borrowed money (including Loans made hereunder), the installment purchase price of property, or sums due pursuant to Capital Leases.

"GAAP" means generally accepted accounting principles in the United States.

"Interest Period" means (1) with respect to any LIBOR Loan, the period commencing on the date such loan is made and ending, as the Borrower may select, pursuant to Section 2.04, on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and (2) with respect to any Fixed Rate Loan, the period commencing on the date such Loan is made and ending, on the date selected by Borrower, being at least one (1) day thereafter, provided, that (i) each such Interest Period shall be subject to Bank's assent thereto and (ii) if any such Interest Period would otherwise end on a day that is not a Business Day, it shall end instead on the next succeeding Business Day, provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) No Interest Period for a Revolving Loan may extend beyond the Commitment Termination Date.

(b) No Interest Period for the Term Loan may extend beyond a principal repayment date for the Term Loan unless, after giving effect thereto, the aggregate principal amount of the LIBOR and Fixed Rate Loans having Interest Periods that end after such principal repayment date shall be equal to or less than the principal amount to be outstanding under the Term Loan after such principal repayment date.

(c) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of a LIBOR Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

"Lending Office" means the Bank's office at 155 East Broad Street, Columbus, Ohio 43215 or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify to the Borrower as the office at which its Loans are to be made and maintained.

"Letters of Credit" shall have the meaning assigned to such term in Section 2.01.

"LIBOR" means the rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) determined by Bank by dividing (a) the rate per annum determined by Bank to equal the average rate per annum at which deposits (denominated in United States dollars) in an amount similar to that LIBOR Loan and with a maturity similar to the Interest Period for that LIBOR Loan are offered to Bank at 11:00 A.M. London time (or as soon thereafter as practicable) two (2) Eurodollar Business Days prior to the first day of that Interest Period by banking institutions in any Eurodollar market selected by Bank by (b) the difference of one (1) less the LIBOR Reserve Percentage.

"LIBOR Loan" means any Loan when and to the extent that the interest rate therefor is determined by reference to LIBOR.

"LIBOR Reserve Percentage" means the percentage (expressed as a decimal) which Bank determines to be the maximum (but in any case less than 1.00) reserve requirement (including, without limitation, any emergency, marginal, special, or supplemental reserve requirement) prescribed for so-called "Eurocurrency liabilities" (or any other category of liabilities by reference to which the interest rate applicable to LIBOR Loans is determined) under Regulation D (as amended from time to time) of the Board of Governors of the Federal Reserve System or under any successor regulation which Bank determines to be applicable, with each change in such maximum reserve requirement automatically, immediately, and without notice changing the interest rate thereafter applicable to each LIBOR Loan, it being agreed that LIBOR Loans shall be deemed Eurocurrency liabilities subject to such reserve requirements without the benefit of any credit for proration, exceptions, or offsets.

"Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.)

"Loans" means the Revolving Credit Loans or the Term Loan or both as the context may require.

"Loan Document(s)" means this Agreement, the Note, and all other documents executed in connection therewith.

"Long Term Liabilities" means the liabilities of Borrower on a Consolidated basis other than Current Liabilities and deferred taxes.

"Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA.

"Net Worth" means the amount by which the Consolidated assets of Borrower exceed its Debt.

"Note" means the promissory note described in Section 2.08 hereof.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

"Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

"Prime Loan" means any Loan when and to the extent that the interest rate therefor is determined by reference to the Prime Rate.

"Prime Rate" means the rate of interest announced by the Bank from time to time at its Lending office as its prime commercial lending rate, which rate is not intended to be the lowest rate of interest charged by the Bank to its borrowers.

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

"Reinvestment Rate" means, when used with respect to any period, a per annum rate of interest equal to the "bond equivalent yield" for the most actively traded issues of U. S. Treasury Bills, U. S. Treasury Notes, or U. S. Treasury Bonds for a term similar to the period in question;

"Reportable Event" means any of the events set forth in Section 4043 of ERISA.

"Revolving Credit Loans" shall have the meaning assigned to such term in Section 2.01.

"Subsidiary" means those corporations set forth on Schedule 2 hereof which are operating corporations fifty percent (50%) or more of the voting capital stock or other ownership interests of which is owned, directly or indirectly, by Borrower.

"Tangible Net Worth" means the amount by which the Consolidated tangible net assets of Borrower exceed its Debt.

"Term Loan" shall have the meaning assigned to such term in Section 2.03.

Section 1.02. Accounting Terms; Material.

(a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

(b) The word "material" or any form thereof, when used herein shall, unless the context otherwise requires, mean a significant adverse effect upon the financial condition (or any other item specifically enumerated in any provision hereof) of the Borrower or any of its Subsidiaries on a Consolidated basis.

Article II--AMOUNT AND TERMS OF THE LOANS

Section 2.01. The Commitment; Extension of Commitment Termination Date.

(a) The Bank agrees, on the terms and conditions hereinafter set forth, to make loans (the "Revolving Credit Loans") to and issue Letters of Credit ("Letters of Credit") for the Borrower pursuant to the Letter of Credit subfacility from time to time during the period from the date of this Agreement up to but not including the Commitment Termination Date in an aggregate amount of Loans outstanding and face amount of Letters of Credit not to exceed at any time ONE HUNDRED MILLION AND 00/100 DOLLARS ($100,000,000.00), as such amount may be reduced pursuant to Section 2.02 (the "Commitment"). Each Revolving Credit Loan which shall not utilize the Commitment in full shall be in an amount not less One Million and 00/100 Dollars ($1,000,000.00). Within the limits of the Commitment, the Borrower may borrow, repay pursuant to Section 2.09, and reborrow under this Section 2.01. On such terms and conditions, the Loans may be outstanding as Prime Loans, LIBOR Loans, or Fixed Rate Loans.

(b) The term of the Commitment shall be for a period commencing February 1, 2001 and expiring three (3) years later on February 1,2004. On February 1, 2002, and on each February 1 of each year thereafter, the then current term of the Commitment shall automatically be extended for a period of one (1) additional year, unless Bank notifies Borrower, not later than thirty days prior to such annual anniversary date of February 1, that Bank desires the Commitment to terminate at the end of the then current term. The Commitment shall also terminate on the effective date of a notice given pursuant to Section 2.02 reducing the Commitment by the full amount thereof. This Agreement shall terminate on the later of the Commitment Termination Date and the date of repayment in full of all of the Loans.

Section 2.02. Reduction of Commitment.

The Borrower shall have the right, upon at least five (5) Business Days' notice to the Bank, to terminate in whole or reduce in part the unused portion of the Commitment, provided that each partial reduction shall be in the amount of not less than One Million and 00/100 Dollars ($1,000,000.00). The Commitment, once reduced or terminated, may not be reinstated.

Section 2.03. Term Loan.

The Bank agrees on the terms and conditions set forth in this Agreement, to make a loan (the "Term Loan") to the Borrower on the Commitment Termination Date in a principal amount up to but not exceeding the amount of the Commitment, as such amount may have been reduced pursuant to Section 2.02. The Term Loan may be outstanding as only three (3) types of Loans. Each type of Loan shall be made and maintained at the Bank's Lending Office for such type of Loan. The principal amount of the Term Loan shall be repaid as set forth in Section 2.08 below.

Section 2.04. Notice and Manner of Borrowing.

The Borrower shall give the Bank written or oral notice (effective upon receipt) of any Revolving Credit Loans under this Agreement on the Business Day for each such Loan, specifying: (1) the date of such Loan; (2) the amount of such Loan; (3) the type of Loan; and (4) in the case of a LIBOR or Fixed Rate Loan, the duration of the Interest Period applicable thereto. Provided that an appropriate notice is received prior to 12:00 noon on the requisite Business Day and upon fulfillment of the applicable conditions set forth in Article III, the Bank will make such Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Bank not later than 4:00 p.m. (Columbus, Ohio time) on the date of such Revolving Credit Loan.

The Borrower shall give the Bank written or oral notice (effective upon receipt) as to the Term Loan under this Agreement, on the Commitment Termination Date specifying: (1) the amount of such Loan; (2) the portion of such Term Loan that will be a Prime, LIBOR, or Fixed Rate Loan; and (3) in the case that all or a portion of such Term Loan is a LIBOR or Fixed Rate Loan, the duration of the Interest Period applicable thereto. Not later than 12:00 noon (Columbus, Ohio time) on the date of the Term Loan and upon fulfillment of the applicable conditions set forth in Article III, the Bank will make such Term loan available to the Borrower and the proceeds of the Term Loan shall be applied to the extent required to the payment in full of the then outstanding Revolving Credit Loans and the excess, if any, will be made available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Bank.

All notices given under this Section 2.04 shall be irrevocable once given.

Section 2.05. Conversion and Renewals.

The Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Bank written or oral notice (effective upon receipt) on the day of the conversion or renewal of a Loan, specifying: (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into LIBOR or Fixed Rate Loans, the duration of the Interest Period applicable thereto. provided that LIBOR and Fixed Rate Loans can be converted only on the last day of the Interest Period for such Loan. All notices given under this Section 2.05 shall be irrevocable and shall be given not later than 1:00 p.m. (Columbus, Ohio time) on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Bank the notice as specified above for the renewal or conversion of a LIBOR or Fixed Rate Loan prior to the end of the Interest Period with respect thereto, such LIBOR or Fixed Rate Loan shall automatically be converted into a Prime Loan on the last day of the Interest Period for such Loan.

Section 2.06. Interest.

The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at a rate per annum as follows:

(1) For a Prime Loan at a rate equal to the Prime Rate;

(2) For a LIBOR Loan at a rate equal to the LIBOR Interest Rate plus one half of one percent (.50%); and

(3) For a Fixed Rate Loan at a rate equal to the Cost of Funds Rate plus one half of one percent (.50%).

The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of a Term Loan made under this Agreement at a rate per annum as follows:

(1) For a Prime Loan at a rate equal to the Prime Rate plus one quarter of one percent (.25%);

(2) For a LIBOR Loan at a rate equal to the LIBOR Interest Rate plus three quarters of one percent (.75%); and

(3) For a Fixed Rate Loan at a rate equal to the Cost of Funds Rate plus three quarters of one percent (.75%).

Any change in the interest rate based on Prime Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

Interest on the Loans shall be paid in immediately available funds at the Lending Office as follows:

(1) For each Prime Loan, on the first day of each month commencing the first such day after such Loan and at maturity for such Loan;

(2) For each LIBOR Loan, on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months, at three month intervals after the first day of such Interest Period; and

(3) For each Fixed Rate Loan, on the last day of the Interest Period with respect thereto and, in case of an Interest Period greater than 90 days, at 90-day intervals after the first day of such Interest Period.

Section 2.07. Commitment Fee.

The Borrower agrees to pay to the Bank a commitment fee on the average daily unused portion of the Commitment from the date of this Agreement until the Commitment Termination Date at the rate of two tenths of one percent (.20%) per annum, payable on the last day of each quarter during the term of the Commitment, commencing March 31, 2001, and on the Commitment Termination Date.

Section 2.08. The Note; Repayment.

All Loans made by the Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory Note of the Borrower in substantially the form of Exhibit A, duly completed, dated the date of this Agreement, and payable to the Bank for the account of the applicable Lending Office, such Note to represent the obligation of the Borrower to repay the Revolving Credit Loans or Term Loan, as the case may be. The Bank is hereby authorized by the Borrower to endorse on its loan records the amount and type of each Loan and each renewal, conversion, and payment of principal amount received by the Bank on account of each Loan, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note.

All Revolving Credit Loans shall be repaid on the Commitment Termination Date, subject to being converted to the Term Loan pursuant to Section 2.03 hereof. The proceeds of the Term Loan shall be applied to the extent required to the payment in full of the then outstanding Revolving Credit Loans, provided that all accrued interest shall be paid, and if the then outstanding aggregate principal amount of the Revolving Credit Loans exceeds the principal amount of the Term Loan, the amount of the excess shall also be paid.

On and after the Commitment Termination Date, the unpaid principal amount of the Term Loan shall be repaid in sixteen (16) quarterly installments, each such installment, except the final installment to be in an amount equal to one sixteenth (1/16th) of the original principal amount of the Term Loan. The first such installment shall be due on the first day of the first calendar month to commence more than ninety (90) days after the Commitment Termination Date, with subsequent installments being due on the first day of each third full month thereafter; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan.

Section 2.09. Prepayments.

Prior to and including the Commitment Termination Date, Borrower shall have the right to prepay the principal of this Note in whole or in part, provided, that (a) each such prepayment shall be in the principal sum of at least one million and 00/100 dollars ($1,000,000.00), and (b) concurrently with the prepayment of the entire unpaid principal balance of this Note, Borrower shall prepay the accrued interest on the principal being prepaid.

After the Commitment Termination Date, Borrower shall have the right to prepay the principal of this Note in whole or in part, provided, that (a) each such prepayment shall be in the principal sum of at least one million and 00/100 dollars ($1,000,000.00) or any integral multiple thereof or an amount equal to the then aggregate unpaid principal balance of this Note, (b) each such prepayment shall be applied to the installments of this Note in the inverse order of their respective due dates, and (c) concurrently with the prepayment of the entire unpaid principal balance of this Note, Borrower shall prepay the accrued interest on the principal being prepaid.

Each prepayment of the principal of the Loans may be made without premium or penalty, provided, that if any LIBOR Loan or Fixed Rate Loan is paid (whether by way of a prepayment or a payment following any acceleration of the due date thereof) in whole or in part before the last day of the Interest Period for that Loan, then, and in each such case, Borrower shall, concurrently with the payment, pay to Bank (i) the accrued interest on the principal being prepaid and (ii) all expenses incurred by Bank (including Bank's reasonable determination of its expenses in redeploying funds, which expenses include rate differences) which arise by reason of a prepayment of any such loan.

Section 2.10. Method of Payment.

The Borrower shall make each payment under this Agreement and under the Note not later than 2:00 p.m. (Columbus, Ohio time) on the date when due in lawful money of the United States to the Bank at its Lending Office for the account of the applicable Lending Office in immediately available funds. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to charge from time to time against any account of the Borrower with the Bank any amount so due. Whenever any payment to be made under this Agreement or under the note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

Section 2.11. Use of Proceeds.

The proceeds of the Loans hereunder shall be used by the Borrower for (a) working capital purposes, , (b) for temporary financing of capital projects in anticipation of term financing for such projects, (c) for general corporate purposes, and (d) for any other lawful business purpose except as otherwise restricted herein. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or in inconsistent with, Regulation X of such Board of Governors.

Section 2.12. Illegality.

Notwithstanding any other provision in this Agreement, if the Bank reasonably and in good faith determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank (or its Lending Office) to (1) maintain its Commitment, then upon notice to the Borrower by the Bank the Commitment of the Bank shall terminate, provided, however, if the Commitment may be rendered legally permissible by an amendment to this Agreement, the Bank shall first offer to Borrower, at Borrower's option, the opportunity to continue the Commitment by adoption of such amendment, or if conditions change so as to render the maintenance of the Commitment lawful, the Commitment shall, in such event, be reinstated; or (2) maintain or fund its LIBOR Loans, then upon notice to the Borrower by the Bank the outstanding principal amount of the LIBOR Loans, together with interest accrued thereon, and any other amounts payable to the Bank under this Agreement shall be repaid (a) immediately upon demand of the Bank if such change or compliance with such request, in the judgment of the Bank, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request, provided, however, if the LIBOR Loan may be rendered legally permissible by an amendment to this Agreement, the Bank shall first offer to Borrower, at Borrower's option, (i) the opportunity to continue the LIBOR Loan by adoption of such amendment, or if conditions change so as to render the maintenance of the LIBOR Loan lawful, the LIBOR Loan shall, in such event, be reinstated or (ii) convert to a Fixed Rate Loan or to a Prime Rate Loan.

Section 2.13. Disaster.

Notwithstanding anything to the contrary herein, if the Bank determines (which determination shall be conclusive) that:

(1) Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate, are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR or Cost of Funds Loan as provided in this Agreement; or

(2) The relevant rates of interest referred to in the definition of LIBOR Interest Rate, upon the basis of which the rate of interest for any such type of loan is to be determined do not accurately cover the cost to the Bank of making or maintaining such type of Loans;

then the Bank shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of the Bank to make LIBOR Loans, shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist; and (b) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan, or at the option of Borrower such Loan shall be converted into a Prime Rate Loan or a Fixed Rate Loan..

Section 2.14. Increased Cost.

The Borrower shall pay to the Bank from time to time such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank determines are attributable to its making or maintaining any LIBOR or Fixed Rate Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank under this Agreement or the Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Bank of or under any U.S. federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (1) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank or of its Lending Office for any of such Loans by the jurisdiction where such Lending Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of LIBOR Interest Rate or Cost of Funds Rate); or (3) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities). The Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 2.14 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

Determinations by the Bank for purposes of this Section 2.14 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis and unless otherwise required by law, shall be based on the ratio of Borrower's Loans to all loans of Bank requiring the payment of Additional Costs.

Section 2.15. Risk-Based Capital.

In the event the Bank determines that (1) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by the Bank or any corporation controlling the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase on the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Bank such additional amount as shall be certified by the Bank to be the amount allocable to the Bank's obligations to the Borrower hereunder, which amount, unless another method is required by law, shall be based on the ratio of Borrower's Loans to all other similar obligations. The Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section 2.15 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

Determinations by the Bank for purposes of this Section 2.15 of the effect of any increase in the amount of capital required to be maintained by the Bank and of the amount allocable to the Bank's obligations to the Borrower hereunder shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis and, unless another method is required by law, shall be based on the ratio of Borrower's Loans to all loans.

Section 2.16. Funding Loss Indemnification.

The Borrower shall pay to the Bank, upon the request of the Bank, the actual amount or amounts as shall be necessary to compensate it for any loss, cost, or expense incurred as a result of:

(1) Any payment of a LIBOR or Fixed Rate Loan on a date other than the last day of the Interest Period for such Loan excluding, acceleration of the Loans by the Bank pursuant to Section 8.01; or

(2) Any failure by the Borrower to borrow or convert, as the case may be, a LIBOR or Fixed Rate Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice under Section 2.04 or 2.05, as the case may be.

Section 2.17 Letters of Credit.

(1) In addition to the Revolving Credit Loans and Term Loan described herein, Bank shall upon Borrower's request and subject to the conditions set forth in this Subsection 2.17, issue commercial and standby letters of credit (each a "Letter of Credit" and collectively, the "Letters of Credit") on Borrower's behalf, which Letters of Credit shall be supported by Bank's standard documentation or which is otherwise in form and substance satisfactory to Bank, which documentation shall be designated at the time of issuance as "Issued under the Revolving Credit and Term Loan Agreement dated February 1, 2001", provided that in no event shall the sum of the face amount of all undrawn standby Letters of Credit issued hereunder exceed the sum of $25,000,000.00. The expiry date of each Letter of Credit shall be subject to Bank's approval. Borrower shall pay to Bank issuance and initial set up fees for each Letter of Credit issued pursuant hereto, such fees to be mutually agreed upon prior to the issuance of each Letter of Credit, but in no event shall such fees be more than Bank's standard letter of credit fees.

(2) At least 2 Business Days prior to the effective date of any Letter of Credit, the Borrower shall give the Bank written notice containing the original signature of an authorized officer or employee of such Borrower. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which day shall be a Business Day) of issuance of such requested Letter of Credit, the date on which such requested Letter of Credit is to expire, the amount of then outstanding Letter of Credit Obligations of Borrower, the purpose for which such Letter of Credit is to be issued, whether such Letter of Credit may be drawn in single or partial draws and the person for whose benefit the requested Letter of Credit is to be issued.

(3) If the original face amount of the requested Letter of Credit is less than or equal to the aggregate unused Commitment at such time and the applicable conditions set forth in this Agreement are satisfied, the Bank shall issue the requested Letter of Credit.

(4) No Letter of Credit shall be extended or amended if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so amended or extended would otherwise be prohibited by this Agreement.

(5) In the absence of Bank's gross negligence or willful misconduct, Borrower agrees to pay to the Bank the amount of all reimbursement obligations, interest and other amounts payable to the Bank under or in connection with any Letter of Credit issued for any of Borrower's accounts immediately when due in accordance with the Letter of Credit Documents, irrespective of:

(i) any lack of validity or enforceability of this Agreement or any other Letter of Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which either Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Bank, any Bank or any other Person, whether in connection with this Agreement, any Letter of Credit, the transaction contemplated herein or any unrelated transactions;

(iii) any draft, certificate or any other document presented under the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement herein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Letter of Credit Documents;

(v) payment by the Bank under any Letter of Credit proving to be fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(vi) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing.

(6) Borrower's obligation to pay its obligations under the Letter of Credit Documents shall survive the termination of this Agreement.

(7) In the event that Bank advances any funds under any Letter of Credit, each such advance shall be deemed as a request for a Revolving Credit Loan bearing interest at the lower of the rates available for a Prime Rate Loan, a LIBOR Loan with an Interest period of one (1) month, or a Fixed Rate Loan with an Interest Period of one (1) day, and an amount equal to the amount advanced by the Bank with respect to such Letter of Credit shall thereupon be a Revolving Credit Loan hereunder.

(8) The face amount of each Letter of Credit issued hereunder shall, pursuant to Section 2.01, reduce the amount available under the Commitment, but shall not be considered as usage of the Commitment for purposes of determining the Commitment Fee pursuant to Section 2.07.

Article III--CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Initial Revolving Credit Loan.

The obligation of the Bank to make the initial Revolving Credit Loan to the Borrower is subject to the conditions precedent that the Bank shall have received on or before the day of such Revolving Credit Loan each of the following, in form and substance satisfactory to the Bank and its counsel:

(1) Note.

The Note duly executed by the Borrower;

(2) Evidence of all corporate action by Borrower.

Certified (as of the date of this Agreement) copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

(3) Incumbency and signature certificate of Borrower.

A certificate (dated as of the date of this Agreement) of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement;

4) Opinion of counsel for Borrower.

A favorable opinion of counsel for the Borrower, as to the matters mentioned in subsections 4.01, 4.02, 4.03, 4.07, and as to such other matters as the Bank may reasonably request;

Section 3.02. Conditions Applicable to All Loans and Letters of Credit.

The obligation of the Bank to make each Revolving Credit Loan (including the initial Revolving Credit Loan) and the Term Loan and to issue Letters of Credit pursuant to this Agreement shall be subject to the further conditions that on the date of such Loan or Letter of Credit:

(1) No Default or Event of Default has occurred and is continuing, or would result from such Loan or Letter of Credit; and

(2) The amount of such Loan or Letter of Credit when combined with the aggregate amount all other Loans and Letters of Credit then outstanding or having been requested pursuant to this Agreement does not exceed the amount of the Commitment on such date.

Article IV--REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that:

Section 4.01. Incorporation, Good Standing, and Due Qualification.

Each Borrower and each of its Subsidiaries, is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where failure to so qualify would not have a material adverse effect on the financial condition of the Borrower and its Subsidiaries on a Consolidated basis.

Section 4.02. Corporate Power and Authority.

The execution, delivery, and performance by the Borrower of the Loan Documents to which each is a party have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of such corporation; (2) contravene such corporation's charter or bylaws; (3) violate any provision of law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation; and (6) cause such corporation to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

Section 4.03. Legally Enforceable Agreement.

This agreement is, and each of the other Loan documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

Section 4.04. Financial Statements.

The Consolidated balance sheet of the Borrower and its Subsidiaries as of June 3, 2000, and the related Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon, dated July 26, 2000, of Deloitte & Touche, LLP, independent certified public accountants, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements), and since June 3, 2000, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower or any Subsidiary. There are no liabilities of the Borrower or any Subsidiary, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since June 3, 2000.

Section 4.05. Other Agreements.

To its knowledge, neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 4.06. Litigation.

There is no pending or threatened action or proceeding against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or any Subsidiary or the ability of the Borrower to perform its obligation under the Loan Documents to which it is a party.

Section 4.07. No Defaults on Outstanding Judgments or Orders.

Except for those judgments listed on Schedule 1 attached hereto and made a part hereof, to its knowledge, the Borrower and its Subsidiaries have satisfied all material judgments, and neither the Borrower nor any Subsidiary is in default with respect to any material judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentally, domestic or foreign.

Section 4.08. Ownership and Liens.

The Borrower and each Subsidiary have title to, or valid leasehold interests in, all of their properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 4.04. (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01 of this Agreement.

Section 4.09. Subsidiaries and Ownership of Stock.

Set forth in Schedule 2 is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower's ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each such Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of all Liens.

Section 4.10. ERISA.

The Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. To Borrower's knowledge, no Reportable Event or Prohibited Transaction or failure of compliance with ERISA as required herein, has occurred and is continuing with respect to any Plan which could have a material adverse effect on the financial condition of Borrower and its Subsidiaries on a Consolidated basis.

Section 4.11. Taxes.

The Borrower and each of its Subsidiaries have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

Section 4.12. Environment.

The Borrower and each Subsidiary have duly complied with, and their businesses, operations, assets, equipment, property, leaseholds or other facilities are in substantial compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. The Borrower and each Subsidiary have been issued and will maintain all required federal, state, and local permits, licenses, certificates and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (6) other environmental, health, or safety matters. Neither the Borrower nor any Subsidiary has received notice of, or knows of, or suspects facts which might constitute any material violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Except in accordance with a valid governmental permit, license, certificate or approval, there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises of any toxic or hazardous substances or wastes at or from the premises. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (6) other environmental, health, or safety matters materially affecting the Borrower or its business, operations, assets, equipment, property, leaseholds, or other facilities. To its knowledge, neither the Borrower nor its Subsidiaries have any indebtedness, obligation or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).

Article V--AFFIRMATIVE COVENANTS

So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower will:

Section 5.01. Maintenance of Existence.

Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to do so would not have a material adverse effect on the financial condition of Borrower and Subsidiaries on a Consolidated basis.

Section 5.02. Maintenance of Records.

Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

Section 5.03. Maintenance and Properties.

Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its material properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.04. Maintenance of Insurance.

Maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof, provided that Borrower may self insure such risks through a financially sound self insurance program.

Section 5.05. Compliance With Laws.

Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

Section 5.06. Right of Inspection.

At any reasonable time and from time to time, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower's independent accountants. All information of Borrower and its Subsidiaries obtained by Bank or its agents or representatives shall be held pursuant to the confidentiality provision set forth at Section 9.09 of this Agreement. In the event that any third party agent or representative obtains information for or on behalf of Bank pursuant to this section, Bank shall require that all such agents or representatives agree to comply with the confidentiality provisions of this Agreement.

Section 5.07. Reporting Requirements.

Furnish to the Bank:

(1) Quarterly financial statements.

As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and Consolidated statements of changes in financial position of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments);

(2) Annual financial statements.

As soon as available and in any event within one hundred (100) days after the end of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for such fiscal year, and Consolidated statements of changes in financial position of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the Consolidated statements accompanied by an opinion thereon acceptable to the Bank by Deloitte & Touche or other independent certified public accountants selected by the Borrower and acceptable to the Bank;

(3) Management letters.

Along with the annual financial statements, a copy of the cover letter that accompanies the independent certified public accountants' letter of recommendations issued with respect to each annual financial audit, which cover letter contains a summary of the exceptions, reportable conditions, and accounting system weaknesses noted by such independent certified public accountants during the most recent financial audit of Borrower and its consolidated Subsidiaries. Promptly upon Bank's request therefor, a copy of any letter of recommendation containing any reportable condition or accounting system weakness as submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with the audit of the financial statements of the Borrower or any Subsidiary made by such accountants;

(4) Certificate of no Default.

A certificate of the chief financial officer of the Borrower shall accompany the quarterly statement of Borrower, which certificate shall contain (a) a statement certifying to Bank that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or if a Default or Event or Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (b) computations demonstrating compliance with the covenants contained in Sections 6.01, 6.02, 6.04, 7.01, 7.02, 7.03, and 7.04;

(5) Accountant's report.

Simultaneously with the delivery of the annual financial statements referred to in Section 5.08(2), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature of status thereof;

(6) Notice of litigation.

Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could have a material adverse effect on the financial condition of the Borrower and such Subsidiaries on a Consolidated basis;

(7) Notice of Defaults and Events of Default.

As soon as possible and in any event within five (5) business days after Borrower becomes aware of the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

(8) ERISA reports.

As soon as possible, and in any event within thirty (30) days after the Borrower knows or with the exercise of due diligence should know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to the Borrower or any Commonly Controlled Entity, the Borrower will deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto;

(9) Proxy statements, etc.

Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary send to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

(10) New Subsidiaries.

Borrower shall advise Bank, on an annual basis, and from time to time upon request of Bank, of the acquisition or the formation and commencement of operation of any new Subsidiary and its name, address, and state of incorporation, and of the termination of business or the merger of any Subsidiary; and

(11) General Information.

Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

Section 5.08. Environment.

Except where the failure to do so would not have a material adverse effect on the financial condition of Borrower and its Subsidiaries on a Consolidated basis, be and remain, and cause each Subsidiary to be and remain, in compliance with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Bank immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Bank immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith except where such fine or penalty is being contested in good faith pursuant to appropriate process; permit the Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence and records pertaining thereto; and at the Bank's request, and at the Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Bank, and such other and further assurances reasonably satisfactory to the Bank that the condition has been corrected.

Section 5.09. Mergers, Etc.

Borrower may merge into or be consolidated with any entity, provided that the entity acquiring or succeeding to Borrower shall expressly assume the obligations of Borrower to Bank in writing, in form and substance reasonably satisfactory to Bank, executed by such entity and delivered to Bank not later than the effective date of such acquisition, merger, or consolidation. In addition, nothing herein contained shall prevent Borrower from being a party to any merger and taking such actions, including, without limitation, borrowing money and issuing stock, as are deemed necessary or appropriate by the Board of Directors of Borrower in connection therewith, (A) where Borrower is the surviving corporation and (B) provided that after any such merger, no event shall have occurred and be continuing that constitutes a Default or an Event of Default as defined under this Agreement. Nothing herein contained shall be construed in any way as limiting the right or ability of any Subsidiary to be involved in a merger or consolidation. Notwithstanding the foregoing, Borrower shall give Bank reasonable advance notice of any proposed merger (other than a merger of Subsidiaries or between Borrower and any Subsidiary where Borrower is the survivor). Borrower shall not complete any proposed without the prior approval of Bank, which shall not be withheld or delayed unreasonably, it being acknowledged by Bank that time may be of the utmost importance with respect to certain proposed transactions. Except as provided in the proviso at the end of this sentence, any disapproval by Bank shall be based solely upon the financial condition of Borrower or the company into which it is merged immediately after the merger: neither the nature of the business of the other company nor any other non-financial factors may be utilized as a basis for disapproval, provided that the business of the other company is of a type not inconsistent with Bank's customary lending standards.

Article VI--NEGATIVE COVENANTS

So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower will not:

Section 6.01. Liens.

Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

(1) Liens in favor of the Bank;

(2) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(3) Liens imposed by law, such as mechanics', materialmen's, landlords'; warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than ten (10) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(4) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

(5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(6) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(7) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

(8) Liens securing obligations of a Subsidiary to the Borrower or another Subsidiary; and

(9) Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease or a lien assumed in connection with the acquisition of a business entity; provided that

(a) The obligation secured by any Lien so created, assumed, or existing shall not exceed the greater of the cost or the fair market value as of the time of acquisition of the property covered thereby to the Borrower or Subsidiary acquiring the same;

(b) Each such Lien shall attach only to the property so acquired and fixed improvements thereon; and

(c) The Debt secured by such Lien is permitted by the provisions of Section 6.02.

  Liens on real property owned by Borrower or any Subsidiary relating to Funded Debt of such Borrower or Subsidiary which is otherwise permitted under Section 6.02 hereof.

(11) Liens on assets owned by Borrower or any Subsidiary made in connection with Funded Debt otherwise permitted under section 6.02 hereof, provided that in no event , shall the amount of such Funded Debt secured by such Liens exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00);

Section 6.02. Debt.

Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

(1) Debt of the Borrower under this Agreement or the Note;

(2) Funded Debt in an aggregate amount up to 50% of Borrower's Consolidated Capitalization;

(3) Debt of the Borrower subordinated on terms satisfactory to the Bank to the Borrower's obligations under this Agreement and the Note;

(4) Debt of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or another Subsidiary; and

(5) Accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money), in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings; (6) Subject to the limitation on Funded Debt set forth in section 6.02(2) above, Debt of the Borrower or any Subsidiary secured by Liens permitted by Section 6.01 (9) through (11).

Section 6.03. Sale and Leaseback.

Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of in one or more transactions on a cumulative basis, any of Borrower's or its Subsidiaries' real or personal property having a fair market value in excess of Sixty-Five Million and 00/100 ($65,000,000.00) to any Person and thereafter directly or indirectly lease back the same or similar property.

Section 6.04. Dividends.

Pay any dividend (other than dividends payable in shares of its own stock) or make any other payment on or to acquire its stock in any fiscal year unless Borrower's net worth exceeds One Hundred Ten Million and 00/100 Dollars ($110,000,000.00), in which event Borrower may pay dividends up to forty percent (40%) of its after tax earnings for such fiscal year.

Section 6.05. Sale of Assets.

Sell, lease, assign, transfer, or otherwise dispose of, all or substantially all of the assets of Borrower on a Consolidated Basis.

Section 6.06. Investments.

Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venture with any other Person, except:

(1) investments in and loans to Subsidiaries and future Subsidiaries

(2) investments in (a) direct obligations of the United States of America; (b) U. S. Agency Bonds having a final maturity no later than five (5) years from the date incurred; (c) certificates of deposit; (d) commercial paper acceptable to Bank; (e) repurchase agreements; (f) master notes; (g) bank loan participations; or (h) taxable low floaters. (or any agency thereof with maturities of one year or less from the date of acquisition; Investments in (c), (d), (e), (f), and (g) above must have short term credit ratings of no less than P-2 by Moody's or A-2 by Standard and Poor's. Investments in (a), (b), and (hi) above must have long term credit ratings of no less than Aa2 by Moody's or AA by Standard and Poor's;

(3) investments in preferred stock of corporations rated single A or better by Standard and Poor's, provided that such investments do not exceed ten percent (10%) of Tangible Net Worth; and

(4) any other investments provided that (a) each such investment made under this subsection 6.08(4) shall mature no later than one (1) year after the date made; and (b) the aggregate of such investments made under this Subsection 6.08(4) outstanding at any one time shall not exceed four (4%) of Tangible Net Worth.

Section 6.07. Guaranties, Etc.

Become, and will not permit any Subsidiary to become, liable on the obligation of anyone other than Borrower or a Subsidiary, except by endorsement of negotiable instruments for deposit or collection in the usual course of business. Notwithstanding the foregoing, in addition to any guaranties by Borrower of any obligation of any Subsidiary, including, without limitation, guaranties of trade indebtedness, and any guaranties by any Subsidiary of any obligation of Borrower or any other Subsidiary, including, without limitation, guaranties of trade indebtedness (all of which may be made without approval of Bank as provided above), Borrower and its Subsidiaries may guarantee the obligations of the issuing authority with Borrower's outstanding Industrial Revenue Bonds, and may guarantee any other third party obligations in amounts aggregating up to Thirty Million and 00/100 Dollars ($30,000,000.00).

Section 6.08. Transactions With Affiliates.

Enter into, and will not permit any Subsidiary to enter into, material transactions with any Person controlling Borrower or such Subsidiary unless each such material transaction is on an arms length, fair market value basis

Section 6.09. Conduct of Business.

Substantially change or permit any material Subsidiary to substantially change the nature of the business of Borrower or any material Subsidiary from the nature of such business as conducted at the date of this Agreement.

Article VII--FINANCIAL COVENANTS

So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement:

Section 7.01. Minimum Tangible Net Worth.

The Borrower will maintain on a quarterly basis to be tested as of the end of each of Borrower's fiscal quarters, a Consolidated Tangible Net Worth of not less than $400,000,000.00 Dollars, provided that such amount shall be increased (but in no event decreased) annually commencing as of June 3, 2000, and as of each fiscal year end thereafter by an amount equal to fifty percent (50%) of Borrower's Consolidated net income during the previous fiscal year.

Section 7.02. Current Ratio.

Borrower will maintain on a quarterly basis to be tested as of the end of each of Borrower's fiscal quarters, Consolidated Current Assets in an amount which is not less than one hundred twenty percent (120%) of Borrower's Consolidated Current Liabilities.

Section 7.03. Fixed Charge Coverage Ratio.

The Borrower will maintain on a quarterly basis to be tested as of the end of each of Borrower's fiscal quarters and calculated for the previous four quarters on a rolling basis, a ratio of EBITDA plus rental expense to the aggregate of the Consolidated Current Portion of Long Term Liabilities, plus Consolidated interest expense, plus rental expense, plus Consolidated federal, state and local income taxes for such period of not less than 1.25 to 1.00.

Section 7.04. Leverage Ratio.

The Borrower will maintain on a quarterly basis to be tested as of the end of each of Borrower's fiscal quarters, a ratio of Consolidated Debt to Consolidated Tangible Net Worth of not greater than 1.50 to 1.00.

Article VIII--EVENTS OF DEFAULT

Section 8.01. Events of Default.

If any of the following events shall occur:

(1) The Borrower shall fail to pay (a) any principal of the Loans within five (5) business days after the same is due, payable and unpaid, or (b) any interest on the Loans or any amount of a commitment or other fee, within ten (10) days after the same is due, payable and unpaid;

(2) Any representation or warranty made or deemed made by the Borrower in this Agreement or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

(3) The Borrower shall fail to perform or observe any term, covenant, or agreement contained in Sections 6.01, 6.02, 6.04, 7.01, 7.02, 7.03, 7.04 hereof, and such failure remains unremedied for thirty (30) days after Bank has given Borrower written notice thereof;

(4) The Borrower shall fail to perform or observe any term, covenant, or agreement contained in this Agreement (other than those specifically enumerated in subsection 8.01 (3) above), and such failure remains unremedied for thirty (30) days after Bank has given Borrower written notice thereof, or if such failure is not remediable within said thirty (30) day period, Borrower is not diligently taking all steps to remedy such failure as promptly as practicable;

(5) The Borrower or any of its Subsidiaries shall (a) fail to pay any indebtedness for borrowed money (other than the Note) of Borrower or such Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of after the giving of notice or passage of time, or both, the maturity of such indebtedness, and such failure to perform or observe could have a material adverse effect on the financial condition of Borrower and Subsidiaries on a Consolidated basis, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness (unless such waiver has the effect of terminating the right of such holder to accelerate maturity of such indebtedness resulting from such failure), or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(6) The Borrower or any of its Subsidiaries (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of sixty (60) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more;

(7) One or more judgments, decrees, or orders for the payment of money in excess of Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate shall be rendered against the Borrower or any of its Subsidiaries, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

(8) With respect to any Plan, any Reportable Event shall occur which could have a material adverse effect on the financial condition of Borrower and its Subsidiaries on a Consolidated basis. then, and in any such event, the Bank may, by notice to the Borrower, (1) declare its obligation to make Loans to be terminated, whereupon the same shall forthwith terminate; and (2) declare the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note or such other Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section 8.01 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

Article IX--MISCELLANEOUS

Section 9.01. Amendments, Etc.

No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.02. Notices, Etc.

All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic, telex and facsimile transmissions) and mailed or transmitted or delivered, if to the Borrower, at its address at 1830 Route 130 N. Burlington, New Jersey 08016-3020, Attention: Chief Accounting Officer; and if to the Bank, at its address at 155 East Broad Street, Columbus, Ohio 43215, Attention: Metropolitan Banking Division.; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.02. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to the telegraph company, or sent, answer back received, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank.

Section 9.03. No Waiver.

No failure or delay on the part of the Bank or Borrower in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

Section 9.04. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

Section 9.05. Costs, Expenses, and Taxes.

The Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Bank in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Bank, incurred in connection with advising the Bank as to its rights and responsibilities hereunder. The Borrower also agrees to pay all such costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Bank harmless from and against any and all liabilities with respect from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

Section 9.06. Integration.

This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

Section 9.07. Indemnity.

The Borrower hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other Person. This indemnity shall survive termination of this Agreement.

Section 9.08 Participations.

Borrower hereby acknowledges that Bank may sell or transfer to another Person (each a "Participant") participation interests of any type in the Loans and or Letters of Credit outstanding hereunder (including Bank's obligation to make Loans to and issue Letters of Credit for Borrower pursuant to the Commitment) together with Bank's rights and benefits under this Agreement from time to time. In no event shall the Borrower have any obligation to communicate or otherwise deal with any Participant, it being expressly agreed and understood that no such transfer shall relieve the Bank of any of its agreements and obligations hereunder. For purposes of this Section, Borrower hereby authorizes the Bank to disclose (subject to the confidentiality requirements set forth below) to a potential or actual Participant any and all information supplied to Bank by or on behalf of the Borrower. The Borrower agrees to execute and deliver to the Bank such documents, instruments, and agreements, including, without limitation, amendments to the Agreement and related documents, deemed necessary by the Bank to effect such transfers.

Section 9.09. Confidentiality.

Except for any disclosure to accountants, lawyers, other professionals and/or consultants working for or on behalf of Bank, or to a potential or actual Participant, which disclosure Bank shall condition upon each such professional, consultant, and/or potential or actual Participant agreeing to maintain the confidentiality of all Confidential Information disclosed as Bank is required to do so hereunder, Bank shall not, unless otherwise required by law to do so, disclose any Confidential Information without the prior written consent of Borrower.

Section 9.10. Governing Law.

This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Ohio.

Section 9.11. Severability of Provisions.

Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.12. Headings.

Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

Section 9.13. Jury Trial Waiver.

THE BANK AND THE BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OF THE BANK HAS AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION By: /s/ Robert Lapenta Title: Chief Accounting Officer
BURLINGTON COAT FACTORY WAREHOUSE OF NEW JERSEY, INC. By: /s/ Robert Lapenta Title: Chief Accounting Officer
NATIONAL CITY BANK By: /s/ George M. Gevas Title: Senior Vice President

Exhibit A

NOTE

$100,000,000.00

February 1, 2001

Columbus, Ohio

FOR VALUE RECEIVED, the undersigned, jointly and severally, promise to pay to the order of NATIONAL CITY BANK, a national banking association ("Bank") the principal sum of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00) or so much thereof as may be disbursed to, or for the benefit of, the undersigned and remain unpaid together with the interest thereon from the date hereof in the manner and at the rate or rates hereinafter described.

The indebtedness evidenced by this Note consists of a revolving credit line extended to the undersigned by Bank pursuant to a Revolving Credit and Term Loan Agreement dated February 1, 2001, ("Credit Agreement"), which Credit Agreement is incorporated herein by reference as if fully rewritten herein. The Credit Agreement contemplates a series of Loans (as defined therein) from Bank to the undersigned with varying amounts, payment terms and interest rates. It is the intent of the undersigned and Bank that this Note shall evidence the indebtedness created by all of the Loans. The interest rates payable on the indebtedness evidenced hereby, the repayment terms, the maturity dates, the prepayment privilege and the computation of interest shall be determined in accordance with the terms of the Credit Agreement. The amount, date, interest rate and maturity date of all advances evidenced by this Note and whether the same have been repaid shall be noted hereon, but failure to do so shall not affect Bank's right to collect repayment of said advances.

If default be made in the payment of any sum due under this Note or should an Event of Default (as defined therein) occur in the Credit Agreement and continue beyond the applicable notice and/or grace period, if any, relating thereto, the entire principal sum and accrued interest evidenced by this Note shall at once become due and payable at the option of the holder of this Note. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

Any and all moneys now or at any time hereafter owing to the undersigned from the holder hereof are hereby pledged for the security of this and all other indebtedness from the undersigned to the legal holder hereof and may be paid and applied thereon at any time such indebtedness become due or is declared due and payable.

No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of any such right or of any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

All persons now or hereafter liable, primarily or secondarily, for the payment of the indebtedness evidenced hereby or any part thereof, do hereby expressly waive presentment for payment, notice of dishonor, protest and notice of protest, and agree that the time for payment or payments of any part of the indebtedness evidenced hereby may be extended without releasing or otherwise affecting their liability hereon, or the lien of any deed of trust, mortgage, assignment, or security agreement, if any, then or hereafter securing this Note.

As a specifically bargained inducement for Bank to extend credit giving rise to the indebtedness evidenced hereby, the undersigned and Bank agree that: ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING FROM OR OUT OF THIS NOTE OR ITS MAKING, VALIDITY OR PERFORMANCE MAY BE PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT COLUMBUS, OHIO, AND THE UNDERSIGNED CONSENTS TO AND SUBMITS TO THE EXERCISE OF NON-EXCLUSIVE JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED IN COLUMBUS, OHIO, AND HAVING JURISDICTION OVER THE SUBJECT MATTER. The undersigned hereby irrevocably appoints and designates George M. Gevas, Senior Vice President, whose address is 155 East Broad Street, Columbus, Ohio 43215, or any other person whom Bank, after giving the undersigned five (5) days written notice thereof may appoint, as its true and lawful attorney-in-fact and duly authorized agent for service of legal process and agrees that service of such process upon such party shall constitute personal service of such process upon it, provided that such attorney-in-fact, within two (2) days after receipt of such process, shall forward the same, together with all papers affixed thereto, by certified or registered mail, and by nationally recognized overnight courier, to the undersigned at its address as set forth in the Credit Agreement.

If any rate of interest presently or hereafter provided for herein may not be collected from the undersigned under applicable law, the rate of interest provided for herein shall be reduced to, and payee may collect from the undersigned, the maximum rate permissible under applicable law.

This Note is deemed to be executed at Columbus, Franklin County, Ohio.
BURLINGTON COAT FACTORY WAREHOUSE CORPORATION By: Its:
BURLINGTON COAT FACTORY WAREHOUSE OF NEW JERSEY, INC. By: Its:

SCHEDULE 1

(Judgments)

None